Exhibit 99.1

Contact: Sheila Davis – PR/IR Mgr. - 641-585-6803 – sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES ANNOUNCES RETIREMENT PLANS FOR CHAIRMAN & CEO

-- COMPANY PRESIDENT TO SUCCEED --

FOREST CITY, IOWA, January 28, 2008 – Winnebago Industries, Inc. (NYSE:WGO), today announced retirement plans of Company Chairman and CEO Bruce Hertzke. Hertzke shared his plans to retire in May 2008 from the Company. The Board of Directors has announced that Winnebago Industries’ President Bob Olson also succeeds Hertzke as Chairman of the Board and CEO upon Hertzke’s retirement.

A 36-year veteran of the Company, Hertzke, 56, has held the position of Chairman and CEO since April 1998 and was elected to the additional position of President in May 1998. He relinquished the title of President in 2005 as part of the Company’s succession plan.

“Winnebago Industries will be celebrating its 50th year in business in 2008,” said Winnebago Industries Chairman and CEO Bruce Hertzke. “I’m extremely proud that I was part of the team that produced the top 10 record years of revenue in Winnebago Industries’ history. And even more importantly, we had the top 10 record net income years of profit during this last decade. Winnebago Industries has a strong balance sheet, no debt and as we celebrate our 50th anniversary, we are well positioned for the future.”

Hertzke serves as past president and a member of the executive committee of the Recreation Vehicle Industry Association’s (RVIA) board of directors. He was elected to the Recreation Vehicle Dealers’ Association (RVDA) Education Board in 2000 and was inducted into the RV/MH Hall of Fame in 2006. Hertzke was named “Newsmaker of the Year” by RVBusiness magazine in 1999, 2002, 2003 and 2004. He was also named Entrepreneur of the Year in 2004 for the Iowa/Nebraska region by Ernst & Young, LLP.

Olson, 56, served in various material and management positions with the Company prior to becoming the General Manager of Fabrication in 1986. In 1996 he was appointed Vice President of Manufacturing and in 2006 he became Senior Vice President of Operations. In 2007 the Board of Directors elected him President. Like Hertzke, he is a career Winnebago executive with 38 years of service who began as an hourly production employee.

“I feel very comfortable leaving the company in Bob’s capable hands,” said Winnebago Industries Chairman and CEO Bruce Hertzke. “Bob has a solid background in the organization; having worked in various positions throughout the past 38 years. He was also a leader in the implementation of new technology and Lean Manufacturing methods, which have had a tremendously positive impact on the Company’s quality and productivity. Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers’ Association for the past 12 years, every year since the award’s inception. Bob has earned the respect of the Company’s employees and has played an integral role in decision making for the Company. I have enjoyed having the opportunity to work very closely with Bob for the past 22 years and believe he is extremely well qualified to lead the Company.”

Winnebago Industries will conduct a conference call in conjunction with this release at 11:00 a.m. Central Time on Wednesday, January 30, 2008. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries

Winnebago Industries, Inc. is a leading U.S. manufacturer of motor homes which are self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca and ERA brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company’s stock, visit, http://www.winnebagoind.com/investor.html.

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